John P. Baugues, Jr.
3203 3rd Avenue North # 300
Billings, MT 59101

July 10, 2009

Board of Directors of MGMT Energy, Inc.
Attention: David Walters

Re: Resignation from the Board of Directors, from position as Chairman of the Board of Directors and from all other positions as an officer, director or employee of MGMT Energy, Inc.

Gentlemen:

I hereby tender my resignation from the Board of Directors of MGMT Energy, Inc. (the "Company"), my position as Chairman of the Board of Directors of the Company and from any other positions as an officer or employee of the Company that I may hold. My resignation is effective immediately.

My resignation is based upon my belief that the Company has breached a number of material agreements with me including, but not limited, to the following:

A. Our inability to agree on a suitable employment agreement.

B. The agreement that I would be paid a salary.

C. The Agreement that my expenses incurred once I had assumed the position of director and Chairman of the Board of Directors would be reimbursed by the Company.

D. The agreement that the Company would secure adequate funding to allow for completion of the development of a mining project in Carbon County, Montana.

E. I believe that my resignation will trigger the Company's disclosure obligations pursuant to Item 5.02(a) of the current report on Form 8K.

Very truly yours,

John P. Baugues, Jr.